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                                                                   EXHIBIT 10.13

                     AMENDEMENT NO. 4 TO AGREEMENT OF LEASE
                     --------------------------------------

     THIS AMENDMENT NO. 4 TO AGREEMENT OF LEASE is made as of the 10th day of March, 2000, by and between BRE/RIVERFRONT LLC, a Delaware limited liability company ("Landlord") and MAINSPRING COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

                                   WITNESSETH:
                                   -----------

     WHEREAS, Landlord leases to Tenant certain premises in the building known as and located at One Main Street, Cambridge, Massachusetts (the "Building") pursuant to the terms of a certain Agreement of Lease, dated as of July 31, 1996, as amended by that certain Amendment No. 1 to Agreement of Lease dated September, 1998, Amendment No. 2 to Agreement of Lease dated as of November 30, 1998 and Amendment No. 3 to Agreement of Lease dated as of January 31, 2000 ("Amendment No. 3") (as amended, the "Lease");

     WHEREAS, pursuant to paragraph 15 of Amendment No. 3, Landlord granted Tenant the right to lease a portion of the rentable area of the first (1st) floor of the Building consisting of approximately 9,942 rentable square feet more particularly described on the floor plan attached hereto as Exhibit A and made a part hereof (the "Ground Floor Space"), which right has been duly exercised by Tenant; and

     WHEREAS, the parties hereto desire to further amend the Lease to reflect the leasing of the Ground Floor Space by Tenant as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1.  Ground Floor Space.
         -------------------

     (a) Effective on (a) the date that Landlord substantially completes "Landlord's Work" (as hereinafter defined) and delivers "broom clean" and vacant possession of the Ground Floor Space to Tenant (the "Ground Floor Commencement Date"), the Ground Floor Space shall be added to the Demised Premises for a term commencing on the Ground Floor Commencement Date and ending on the "Ground Floor Termination Date" (as hereinafter defined), and shall become subject to all of the terms and conditions of the Lease. Except as described below, if Landlord is unable to deliver possession of the Ground Floor Space due to a casualty, the holding over or retention of possession of any tenant, undertenant or occupants in the Ground Floor Space or any other reason beyond the reasonable control of Landlord, (i) Landlord shall not be subject to any liability for the failure to give possession on said date or dates, (ii) the validity of the Lease shall not be impaired under such circumstances, and (iii) Tenant waives any right to rescind the Lease and further waives the right to recover any damages which may result from Landlord's failure to deliver possession of the Ground Floor Space or portion thereto to Tenant. In addition, in the event Landlord has not delivered the Ground Floor Space in the condition required hereunder by May 10, 2,000, Tenant shall have the right to terminate this Amendment by delivering written notice to Landlord on or before May 19, 2000 (but in any case prior to the
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                                      -2-

date that Landlord delivers the Ground Floor Space in the condition required hereunder), and upon such termination, this Amendment shall be void and of no further force and effect. As used in this Amendment, (a) "Landlord's Work" shall mean painting and carpeting the Ground Floor Space with Building standard materials by landlord, at Landlord's cost and (b) the "Ground Floor Termination Date" shall mean the later of: (i) that date which is two (2) months after the Expansion Space Commencement Date (as such term is defined in the Lease or (ii) August 31, 2000.

     (b) Subject to the terms and conditions of paragraph 15 of Amendment No. 3, the Ground Floor Space is leased to Tenant in its present "AS IS" condition, subject to reasonable wear, tear and damage caused by the use of, and move from, the Expansion Space of the current tenant.

     2.  Yearly Fixed Rent.  Effective on the Ground Floor Commencement Date,
         -----------------
Article 1.(18) of the Lease is hereby amended as follows to reflect the increase in the Yearly Fixed Rent payable under the Lease attributable to the leasing of the Ground Floor Space:

     "(18) Yearly Fixed Rent:     (d)  In addition to the Yearly Fixed Rent
                                       in subparagraph (a) above, during the
                                       period commencing the Ground Floor
                                       Commencement Date through the Ground
                                       Floor Termination Date:

                                       At the rate of $248,550.00 per annum
                                       ($25.00 per rentable square foot on
                                       9,942 rentablel square feet),
                                       payable in equal monthly installments
                                       of $20,712.50.

     3.  Tenant's Proportionate Share of Taxes and Operating Expenses.  Tenant
         ------------------------------------------------------------
shall not be obligated to pay for any taxes and operating expenses pursuant to
Article 6 of the Lease in connection with its leasing of the Ground Floor Space.

     4.  Electricity.  Tenant agrees to pay Landlord monthly an amount
         -----------
reasonably estimated by Landlord to equal Tenant's Allocable Electricity Costs for the electrical energy that Tenant utilizes for light and power in the Ground Floor Space pursuant to Section 7.1 of the Lease.

     5.  Parking.  Effective on the Ground Floor Commencement Date and ending on
         -------
the Ground Floor Termination Date, Tenant shall be entitled to ten (10) additional unreserved Parking Spaces at a monthly charge of $180.00 per month per Parking Space.

     6.  Brokers.  Landlord and Tenant each represent and warrant to the other
         -------
party that, except for Insignia/ESG and The Codman Company, Inc. ("Codman"), it has not, directly or indirectly dealt, with respect to the leasing of the Ground Floor Space in the Building, with any broker or had its attention called to the Ground Floor Space, or other space to lease in the
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                                      -3-

Building, by any broker. Landlord and Tenant each agree to hold harmless and indemnify the other against any claims for a commission by any other broker, person or firm with whom such party has dealt in connection with the execution and delivery of this Amendment or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building. Landlord agrees to pay any commission or other compensation due and payable to Insignia/ESG and Codman (if any) in connection with the execution and delivery of this Amendment pursuant to their separate agreement.

     7. Except as expressly provided herein, as used herein, all capitalized terms shall have the same meaning as set forth in the Lease.

     8. Except as expressly modified in this Amendment, the provisions of the Lease are hereby confirmed and ratified and shall continue in full force and effect. In the event that the terms and conditions of this Amendment shall conflict, or are inconsistent, with the terms and conditions of the Lease, the terms and conditions of this Amendment shall govern and control.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal, all as of the day and year first above written.

                         BRE/RIVERFRONT LLC,
                         a Delaware limited liability company


                         By:  BRE/RIVERFRONT HOLDINGS LLC
                              a Delaware limited liability company,
                              Managing Member

                         By:  /s/ William Stein
                              ------------------------
                              William Stein
                              Vice President


                         MAINSPRING COMMUNICATIONS, INC.

                         By:  /s/ Stephen E. Henkenmeier
                              --------------------------
                              Name: Stephen E. Henkenmeier
                              Title: Director of Operations
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                                    EXHIBIT A


                                  [floor plan]